Exhibit 4.3

Deed of Issue of Underwritten Shares

relating to

the issue of 8,000,000 registered common shares

in the share capital of Affimed N.V.

Issuer

Affimed N.V.

Dated 17 September 2014

Deed of Issue of Common Shares in the share capital of Affimed N.V.

THE UNDERSIGNED:

Affimed N.V., a limited liability company (naamloze vennootschap) organised under the laws of the Netherlands, with corporate seat in Amsterdam, the Netherlands, and address at: D-69120 Heidelberg, Germany, Im Neuenheimer Feld 582, as this company will be named upon the execution of the Notarial Deed of Conversion (as defined below) (the “Issuer”),

WHEREAS:

(A)	The Issuer intends to offer and issue common shares in the share capital of the Issuer (the “Offer Shares”) in an offering (the “Offering”) as described in the registration statement on Form F-1 with registration number 333-197097, as amended. In connection with the Offering, the Issuer has applied for admission to listing and trading of the Shares on the NASDAQ Stock Market.

(B)	On 12 September 2014, the Issuer entered into an underwriting agreement (the “Underwriting Agreement”) with Jefferies LLC and Leerink Partners LLC as representatives of several underwriters (the “Underwriters”) named in a schedule to the Underwriting Agreement (and in such capacity jointly referred to as the “Representatives”), in respect of the offer and sale of shares in the share capital of the Issuer (the “Shares”) and granting of option rights to the Underwriters to acquire Shares.

(C)	By its resolution adopted on 12 September 2014, the management board of the Issuer (the “Management Board”) resolved to proceed with the Offering and determined the number of Offer Shares to be issued at 8,000,000 (the “Underwritten Shares”) for a price of USD 7.00 per Offer Share (the “Offer Price”). The Underwriters will pay an aggregate amount of USD 56,000,000 for the Underwritten Shares (the “Aggregate Purchase Price”). With due observance of the Underwriting Agreement the Issuer will set-off its debt to pay the cost and expenses to the Underwriters against its claim on the Underwriters to pay up the Underwritten shares in the aggregate amount of USD 3,920,000 (the “Set-off”), resulting in a payment by the Underwriters of USD 6.51 per Underwritten Share, being in aggregate USD 52,080,000, into the bank account of the Company.

(D)	On 12 September 2014 the general meeting of the Issuer resolved to issue the Underwritten Shares for the Offer Price to Cede & Co as nominee for the DTC (both as defined below) and to exclude the pre-emptive rights pertaining to the Underwritten Shares, under the condition precedent of and with effect from the execution of the Notarial Deed of Conversion (as defined in the GM Resolution) (the “GM Resolution”), which issue of the Underwritten Shares will be implemented by the execution of this deed of issue of the Underwritten Shares.

(E)	Pursuant to the Underwriting Agreement, delivery of the Underwritten Shares shall be made to the Representatives through the facilities of the Depositary Trust Company, a limited purpose trust company organised under New York State banking law (“DTC”) unless the Representatives shall otherwise instruct. The Issuer did not receive such instruction.

(F)	In order to include the Underwritten Shares in the electronic book-entry delivery and settlement system of DTC, the Underwritten Shares will be issued to Cede & Co as nominee for DTC (“Cede & Co”).

(G)	Payment of the Aggregate Purchase Price was made by the Representatives in the account designated by the Issuer in accordance with the Underwriting Agreement.

NOW HEREBY CONFIRMS AS FOLLOWS:

1	ISSUE OF THE SHARES

1.1	In accordance with section 2:86c Dutch Civil Code and the GM Resolution, the Issuer hereby issues and delivers the Underwritten Shares to Cede & Co, acting as nominee for the DTC, Cede & Co accepts the Underwritten Shares and shall credit the Representatives in the book-entry system of DTC as holders of the Underwritten Shares, each of the Representatives for the respective amounts of Underwritten Shares in accordance with and specified in the Underwriting Agreement, under the condition precedent of and with effect from the execution of the Notarial Deed of Conversion.

1.2	The Issuer shall register the Underwritten Shares in the share register in the name of Cede & Co.

2	PAYMENT AND COSTS

2.1	The Issuer hereby acknowledges receipt of the Aggregate Purchase Price in accordance with the terms and conditions set forth in the Underwriting Agreement and the Set-off, and confirms that as a result thereof the Underwritten Shares have been fully paid up. If and to the extent that the Aggregate Purchase Price of the Underwritten Shares exceeds the total par value of the Underwritten Shares, such excess value will be regarded as share premium and shall be added to the general share premium reserve of the Issuer.

2.2	The Issuer allows the payment of the Aggregate Purchase Price to be made in a foreign currency in accordance with article 3.3.4 of the Issuer’s articles of association and shall deposit with the Dutch trade register a bank certificate, as referred to in section 2:93a subsection 6 of the Dutch Civil Code within two weeks after the payment.

2.3	The costs associated with this deed shall be borne by the Issuer.

3	MISCELLANEOUS

3.1	This deed shall be exclusively governed by and construed in accordance with the laws of the Netherlands.

3.2	Any disputes arising from or in connection with this deed shall be submitted to the jurisdiction of the competent court in Amsterdam, the Netherlands which jurisdiction shall be exclusive.

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EXECUTED ON 17 SEPTEMBER 2014 BY:

ISSUER

Name:	/s/ A. Hoess A. Hoess
Title:	Chief Executive Officer

Name:	/s/ F.H.M. Fischer F.H.M. Fischer
Title:	Chief Financial Officer

[Signature page to Deed of Issue of Underwritten Shares]

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